     Exhibit 10.10.2
May 7, 2008
Midfield Supply ULC.
1600,101 — 6thAvenue S.W.
Calgary, Alberta
T2P 3P4
Attention: Dan Endersby
Dear Sir:
We refer to our Letter Agreement dated May 17.2007, amended by a first amending letter agreement dated October 10, 2007 (as amended, the “Original Letter Agreement”), between Midfield Supply ULC (the “Borrower”) and Alberta Treasury Branches (the “Lender”), and confirm our agreement to make the amendments described below, subject to the following terms and conditions. Capitalized terms used herein without definition shall have the meeting given to them in the Original Letter Agreement.
1.	AMENDMENTS
Lender confirms the following amendments to the Original Letter Agreement:
(a)	the Applicable Facility #1 Margin in section 2 of the Original Letter Agreement is hereby deleted in its entirety and replaced with the following:

Ratio of Tangible Asset
Value to outstanding
Borrowings	Prime-based loans	Guaranteed Notes
≥ 3.00:1	0%	1.50%
≥ 2.50:1 but < 3.00:1	0.25%	1.75%
≥ 2.00:1 but < 2.50:1	0.50%	2.00%
(b)	the second paragraph of section 3 of the Original Letter Agreement is hereby amended by deleting the words “February 28, 2008”, which refer to the Term Date, and replacing them with “May 31, 2009”;

(c)	the definition of “Fixed Charges” in section 16 of the Original Letter Agreement is deleted in its entirety and replaced with the following:

““Fixed Charges” means the sum, when actually paid in the period, of interest expense, principal payments on Borrowed Money (other than the Borrowings), income taxes (other than income taxes in the amount of $3,448,878 paid by the Borrower in June 2007 which, for the purposes of this definition, shall be deemed to have been paid in February 2007), Capital Expenditures (except those financed with Borrowed Money other than the Borrowings), Bonuses and Net Distributions less, when applicable, the one time payment in the amount of $2,500,000 paid by Borrower in February 2008 relating to the Northern Debt and less, when applicable, the one time payment in the amount of $500,000 paid (or to be paid) by Borrower in July 2008 relating to the Hagan Debt.”; and

(d)	the following is added to section 16 of the Original Letter Agreement in the proper alphabetical order:

““Hagan Debt” means the unsecured balance of the purchase price owing by Borrower to 1177903 Alberta Ltd., TJ Hagan Contracting Ltd., 993099 Alberta Ltd. and Scott Ritchie, in the aggregate principal amount of $750,000, payable on or before May 1, 2008, bearing interest thereon at the rate of 6% per annum from April 1, 2007, the whole in respect of the acquisition by Borrower of all the issued and outstanding shares of each of Hagan Oilfield Supply Ltd., 1048025 Alberta Ltd. and 1236564 Alberta Ltd.”; and

“Northern Debt” means the unsecured balance of the purchase price owing by Borrower to Daryl Loney, Douglas Halwa and Don Dashney, in the aggregate principal amount of $2,500,000, payable on or before February 1, 2008, bearing interest thereon at the rate of 6% per annum from April I, 2007, the whole in respect of the acquisition by Borrower of all the issued and outstanding shares of Northern Boreal Supply Ltd.”.
2.	CONDITIONS PRECEDENT
This amendment to the Original Credit Agreement is conditional upon receipt of a duly executed copy of this agreement.
3.	REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Lender that:
(a)	the execution, delivery and performance by Borrower of this agreement has been duly authorized by all necessary actions and does not violate Borrower’s governing documents or any applicable laws or agreements to which Borrower is subject or by which Borrower is bound; and

(b)	the obligations of Borrower under the Original Letter Agreement, as amended hereby, and under the Security Documents are legal, valid and binding obligations of Borrower enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.
4.	MISCELLANEOUS
(a)	This amending agreement shall be governed by the laws of the Alberta.

(b)	This amending agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

(c)	All terms and provisions of the Original Letter Agreement, except as amended hereby, remain in full force and effect.
5.	ACCEPTANCE
This offer is open for acceptance until May 16, after which date it will be null and void, unless extended in writing by Lender.
Please confirm your acceptance of this amending agreement by signing the attached copy of this letter ill the space provided below and returning it to the undersigned.
Yours truly,

ALBERTA TREASURY BRANCHES
By:	/s/ Corey J. Hilling
Corey J. Hilling
Authorized Signatory

By:	/s/ Dwayne Hoopfer
Dwayne Hoopfer
Authorized Signatory

We acknowledge and accept the foregoing terms and conditions as of May           ,2008.

MIDFIELD SUPPLY ULC
Per: